Exhibit 99.1

Investor Relations Contact

Tim Smith, 703-854-0348

For immediate release	Media Contact
October 14, 2011	Meghan Lublin, 703-854-0299

Sunrise Senior Living Completes Recapitalization of 7 Sunrise Purpose-Built Mansions Located in Major Markets

Sunrise Enters into New Long-Term Management Agreement

MCLEAN, VA—Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that on October 12, 2011, the Company and its venture partner in a portfolio of seven communities completed the previously announced purchase and sale agreement, transferring ownership of the portfolio to a new joint venture, owned approximately 68% by CNL Income Partners, LP (“CNL Income Partners”), a subsidiary of CNL Lifestyle Properties, Inc. (“CNL Lifestyle Properties”), and approximately 32% by the Company.

In connection with the transaction, the Company transferred its interest valued at approximately $16.8 million in the previous joint venture, and its pro rata share of the loan proceeds from the new debt financing totaling $120.0 million and CNL Lifestyle Properties contributed approximately $36.0 million and its pro rata share of the loan proceeds from the new debt financing to the new venture. See below for key transaction terms and statistics relating to the portfolio.

Transaction Benefits

•

Recently stabilized portfolio with strong performance: Average unit occupancy is stabilized at 87.3% for the six months ended June 30, 2011. Unit occupancy growth is up 330 basis points for the second quarter 2011 over the second quarter 2010 and net operating income for the second quarter of 2011 increased 13.6% over the second quarter of 2010.

•	Exceptional financing execution: the Company secured excellent financing with favorable debt and equity terms.

•	Long-term management contract: the Company secured a 7% long-term management agreement with the unlimited ability to cure any performance shortfalls in the NOI threshold test starting in 2015.

•	Future asset control: the joint venture agreement allows the Company to control the assets outright in the future through buyout rights and other provisions.

Mark Ordan, Sunrise’s chief executive officer, commented on the new venture announcement: “These recently developed Sunrise-built mansions have stabilized and performed well in a difficult environment. Our financing execution demonstrates the high quality of this portfolio and the venture agreements secure our management contract and control of the assets for the long term.”

Key Joint Venture Terms

Portfolio Valuation:	Approximately $170M
Sunrise Equity Value:	Approximately $16.8M (32%)
CNL Lifestyle Properties Equity Value:	Approximately $36.0M (68%)
CNL Lifestyle Properties Preference on Net Cash Flow:	10.0% annual return on equity (year 1-6) Pro-rata (year 7+)
SRZ Buyout Option:	Sunrise can buy out CNL Lifestyle Properties interest during years 4 through 6 with a preferred rate of return: • Start of year 4 to end of year 6: 13% IRR to CNL Lifestyle Properties
Buy/Sell Rights:	Either party can initiate traditional buy/sell rights beginning in year 7

Key Financing Terms

Principal Balance:	$120M
Loan Duration:	7 years
Interest Rate:	4.80%
Guarantees:	Standard non-recourse carve-outs only, made by Sunrise and CNL Income Partners
Security:	First lien mortgages and equity pledges on all 7 properties in cross-collateralized pool
Prepayment Option:	Subject to yield maintenance

Key Management Terms

Management Length:	30 year term
Management Fee:	7% of Revenue
Performance Termination:	NOI-based termination right begins 2015; Sunrise has unlimited cure rights

Key Property Characteristics

Number of Properties	7
Unit Capacity	601
Average Age	5.5 years
SRZ purpose built mansions:	7 out of 7
Key Markets:	Dallas, Minneapolis, Detroit, N. California, Kansas City, and Philadelphia.
Unit Mix Breakout:	AL (58.6%) / ALZ (28.1%) / IL (13.3%)

Key Financial Statistics

Avg Unit Occ%	87.30%
Total Avg Daily Rate	$180.78
Total Revenue (’000s)*	$41,576
7% Management Fee (’000s)	$2,910
NOI w/ 7% MF (’000s)*	$13,522
NOI Margin	32.5%

*	June 2011 YTD Annualized by dividing 181 and multiplying 365.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,700 people. As of June 30, 2011, Sunrise operated 316 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 31,000 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

About CNL Lifestyle Properties, Inc.

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 162 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior living and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that we may not be able to successfully execute our plan to sell certain assets mortgaged to our German restructure transaction or the net sale proceeds of the mortgaged North American properties are not sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transactions; the risk that we may be unable to reduce expenses and generate positive operating cash flows; the risk of future obligations to fund guarantees to some of our ventures and lenders to the ventures; the risk of further write-downs or impairments of our assets; the risk that we are unable to obtain waivers, cure or reach agreements with respect to existing or future defaults under our loan, venture and construction agreements; the risk that we will be unable to repay, extend or refinance our indebtedness as it matures, or that we will not comply with loan covenants; the risk that our ventures will be unable to repay, extend or refinance their indebtedness as it matures, or that they will not comply with loan covenants creating a foreclosure risk to our venture interest and a termination risk to our management agreements; the risk that we are unable to continue to recognize income from refinancings and sales of communities by ventures; the risk of declining occupancies in existing communities or slower than expected leasing of newer communities; the risk that we are unable to extend leases on our operating properties at expiration, in some cases, the expiration is as early as 2013; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; the risk that our management agreements can be terminated in certain circumstances due to our failure to comply with the terms of the management agreements or to fulfill our obligations thereunder; the risk that ownership of the communities we manage is heavily concentrated in a limited number of business partners; the risk our current and future investments in ventures could be adversely affected by our lack of sole decision-making authority, our reliance on venture partners' financial condition, any disputes that may arise between us and our venture partners and our exposure to potential losses from the actions of our venture partners; the risks from our international operations which are subject to a variety of risks that could adversely affect those operations and thus our profitability and operating results; the risk from competition and our response to pricing and promotional activities of our competitors; the risk of liability claims against us in excess of insurance limits could adversely affect our financial condition and results of operations including publicity surrounding some claims that may damage our reputation, which would not be covered by insurance; the risk of not complying with government regulations; the risk of new legislation or regulatory developments; the risk of changes in interest rates; the risk of unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, downturns in the housing market, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; the risks associated with the ownership and operation of assisted living and independent living communities; and other risk factors detailed in our Current Report on Form 8-K filed with the SEC on April 14, 2011, and as may be further amended or supplemented in our Form 10-Q filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to "Sunrise," the "Company," "we," "us" and "our" mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.